UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2006

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

510 Bering Drive

Suite 600

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On August 17, 2006, Crown Castle International Corp. (“Company”) entered into five-year forward-starting interest rate swap agreements with a combined notional amount of $750 million to hedge the variability of future interest rates in contemplation of the issuance of $750 million of additional Tower Revenue Notes by a subsidiary of the Company, which is expected to occur on or before January 31, 2007. Under the swap agreements, the Company has agreed to pay a fixed interest rate of approximately 5.2%, beginning on or before January 31, 2007 through January 31, 2012, in exchange for receiving floating payments based on three-month LIBOR on the same $750 million notional amount for the same five-year period. The swap agreements will be cash settled, in accordance with their terms, on or before January 31, 2007.

As a result of the above described agreements and the swap agreements entered into in June 2006 with a combined notional amount of $250 million, the Company has entered into forward-starting interest rate swap agreements with a combined notional amount of $1 billion to hedge its exposure to fluctuations in LIBOR in contemplation of the issuance of $1 billion of additional Tower Revenue Notes by a subsidiary of the Company, which is expected to occur on or before January 31, 2007. The Company expects the proceeds of the contemplated Tower Revenue Notes issuance to be used to repay the $1 billion term loan under its 2006 Credit Facility.

Cautionary Language Regarding Forward-Looking Statements

This document contains forward-looking statements and information that are based on the current expectations of the Company’s management. Such statements include, but are not limited to, plans, projections and estimates regarding the issuance of Tower Revenue Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name:	E. Blake Hawk
Title:	Executive Vice President and General Counsel

Date: August 18, 2006

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